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                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
CPC International Inc.:


We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 2-48849, 2-92248 and 33-49847) and on Form S-3 (No. 33-30813,
33-28989, 33-40759 and 33-52213) of CPC International Inc. of our reports dated February 4, 1994, relating to the consolidated balance sheets of CPC International Inc. and subsidiaries as of December 31, 1993, 1992 and 1991, and the related consolidated statements of income, stockholders' equity, and cash flows and related schedules for the years then ended which reports appear in the December 31, 1993 annual report on Form 10-K of CPC International Inc.




                                        /s/ KPMG Peat Marwick



New York, New York
March 15, 1994





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